Exhibit 10.03
Change in Non-Executive Chairman’s Compensation
     Effective January 2008, the non-executive Chairman will be entitled to receive a yearly stock bonus award consisting of such number of shares having an aggregate fair market value of $200,000 on the date of the company’s annual general meeting. The non-executive Chairman will not be eligible for cash compensation for service on any Board committees, but otherwise will be entitled to receive all other compensation paid to non-employee directors.